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                                                                    EXHIBIT 99.1


Contact: James Riley 602/631-7688

CSK AUTO CORPORATION TO PURCHASE MURRAY'S DISCOUNT AUTO STORES; REVISES FULL YEAR GUIDANCE

PHOENIX, AZ, December 1, 2005 -- CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc. (referred to herein collectively as the "Company"), a specialty retailer in the automotive aftermarket, announced today that it has entered into a definitive merger agreement to acquire Murray's Inc. and its subsidiary, Murray's Discount Auto Stores, Inc., (collectively herein, "Murray's"), a majority-owned investment of J.W. Childs Associates, L.P., a leading Boston based private equity firm.

Pursuant to the terms of the merger agreement, the Company will purchase all of the outstanding stock of Murray's for approximately $170 million in cash (which includes amounts to repay existing indebtedness of Murray's). The Company intends to finance a portion of the acquisition and is presently exploring various financing alternatives. The transaction is subject to customary closing conditions and is expected to close in December 2005.

Murray's is a private company headquartered in Belleville, Michigan that operates 109 automotive parts and accessories retail stores in Michigan, Illinois, Ohio and Indiana -- states in which the Company currently has no real market presence. Murray's is expected to generate sales (consisting of approximately 1% in commercial sales and the balance in retail sales) in excess of $235 million for its 2005 fiscal year ending December 25, 2005. This acquisition will compliment the Company's existing operations, expand the Company's market presence to 22 states in the western and Midwestern United States and facilitate future growth into additional, new market areas.

Maynard Jenkins, Chairman and Chief Executive Officer of the Company stated, "We are very excited about the opportunity to gain a presence in new, contiguous markets. This acquisition will provide us with additional opportunities to accelerate our new store growth. We also expect the Company to achieve significant synergies as a result of this acquisition, which we believe will result in increased retail and commercial sales growth potential and efficiencies and increased value to our shareholders. We expect that the acquired stores will retain the Murray's brand name and operating model, which has proven to be very successful in the Midwestern states." The Company anticipates that this transaction will be accretive to its earnings for fiscal 2006.

The Company also announced that same store sales increased 0.4% in the third quarter over the third quarter of fiscal 2004 (relative to a projected same store sales increase of 3%), consisting of an increase of 7.5% in commercial same store sales and a decline of 1% in retail same store sales, and that earnings per share for the third quarter are expected to be approximately $0.24. The Company believes that its third quarter financial performance was negatively impacted primarily by sales and margin shortfall, which included $.02 for recording an allowance for sales returns. The Company believes the lower than expected sales were caused by higher gas prices in
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its principal markets. As previously announced, the Company plans to release and discuss its full third quarter financial performance on December 5, 2005.

Based primarily on its third quarter financial performance and lower than anticipated vendor rebates, the Company is lowering its full year guidance range to $0.90 to $0.96 per share from its previously announced guidance of $1.12 to $1.22 per share. The Company still expects free cash flow generation to remain strong, in excess of $80 million, for fiscal 2005. The Company will discuss in greater detail its outlook for the remainder of the year in its third quarter conference call.

Portions of this release may constitute "forward-looking statements" as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in the company's performance is contained in the company's filings with the Securities and Exchange Commission.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of October 30, 2005, CSK Auto, Inc. operated 1,151 stores in 19 states under the brand names Checker Auto Parts, Schuck's Auto Supply and Kragen Auto Parts.



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